                                                                    EXHIBIT 99.1

AT AUTOBYTEL.COM:
Amit Kothari, Interim Chief Financial Officer infoearnings@autobytel.com
949/862-1362
Jennifer Bowser, IR Manager
949/225-4553

                   AUTOBYTEL.COM ANNOUNCES FOURTH QUARTER AND
                             YEAR-END 2000 RESULTS

        Company Beats Bottom-Line Analyst Estimates by Nearly 12 Percent Operations Remain Solid and On-Track to Q3, 2001 Profitability Goal

IRVINE, CA - JANUARY 25, 2001 - Autobytel.com (NASDAQ: ABTL) today announced fourth quarter and year-end 2000 financial results.

Fourth quarter revenue was $16.8 million, a 35 percent increase over revenue of $12.4 million in the fourth quarter of 1999, and a four percent sequential decrease from revenue in the quarter ended September 30, 2000. The percent of total revenue from international fees and licenses, and from services such as financing, insurance and web site development was 18 percent for the quarter.

Additionally, the Company reported that at the close of the quarter, its cash and cash equivalents remained strong at $81.9 million. This amount includes $47.7 million for use domestically and $34.2 million raised and reserved for the operation of Autobytel Europe. The Company had $90.6 million in cash as of September 30, 2000.

Excluding goodwill, stock-based compensation charges and foreign currency exchange, net loss for the quarter was $0.22 per share, an improvement of $0.03 cents per share, or 12 percent, over consensus estimates. The net loss for the fourth quarter of this year was $3.3 million, or $0.16 per share, including a foreign exchange gain of $1.7 million, or $0.08 cents per share.

For the year, revenue reached $66.5 million, a 65 percent increase over revenue of $40.3 million in 1999. Related products revenue, including international revenue, was $12.5 million for the year, a 177 percent increase over revenue of $4.5 million in 1999. Net loss for 2000 was $29.0 million, or $1.45 per share, compared with a net loss of $23.3 million, or $1.48 per share in 1999.

"Profitability in the third quarter of 2001 remains our consuming goal," said Mark Lorimer, President and CEO of Autobytel.com. "Despite an economic slowdown in the latter part of the year, our revenue remains strong. We continue to successfully maintain our cash position, our dealer network remains strong, we're integrating the CarSmart acquisition, and our consumer and dealer-based programs show strong and consistent growth, including MyGarage, which now has a record number of registered customers at 727,000."

"Just this week, we launched one of the most comprehensive automotive customer data management tools available on the market today. iManager is designed to assist dealers with every aspect of customer relationship management, from reduced response times to detailed reporting to database building tools for improving Internet sales and service revenues at the dealership level," Lorimer continued. "So far, we've had great response from our dealers, whose input was instrumental in the design and development of the iManager product."

Autobytel.com Reports Fourth Quarter Results
January 25, 2001
Page 2


"During the quarter, we signed an agreement with Continental AG, one of the world's leading tire manufacturers, for the development of an Internet tire module in Europe. The total allocated amount of the investment from Continental is $15 million, of which a large portion is earmarked for Autobytel companies. We incurred foreign exchange losses of $1.8 million in the third quarter which we largely recouped as gains in the fourth quarter due to exchange rate fluctuations."

"And this quarter, we signed five new insurance carriers to provide additional competitive price points and insurance coverage options to our consumers."

"This quarter, total operating expenses were down by 9 percent, or over $2 million, from $25.3 million in the third quarter to $23.1 million in the fourth quarter of 2000. Sales and marketing expenses were down 6 percent and product and technology expenses were down 23 percent, as we capitalized $3.3 million of software cost investment in our iManager and web site products. The fourth quarter also saw the commencement of our CarSmart business integration and an intensive cost/benefit analysis of our sales and service operations and marketing strategy. We expect these activities to bear fruit in the first quarter of 2001 and help us meet our third quarter 2001 profitability targets."

In conjunction with Autobytel.com's Fourth Quarter and Year-End 2000 Earnings Release, there will be a conference call broadcast live over the Internet today, January 25, 2001, at 4:30 PM EDT. Links to the web cast conference call follow:

http://www.videonewswire.com/AUTOBYTEL/012501/

http://www.vcall.com/NASApp/Vcall/EventPage?ID=63340

Replays will be available at both links for 90 days.

ABOUT AUTOBYTEL.COM INC.

Autobytel.com inc. (Nasdaq:ABTL), the global leader in online automotive commerce, brings car buyers, owners, and sellers together in a trusted environment, empowered by the Internet. Through its extensive automotive content and multiple purchasing, financing, insurance and service options, Autobytel.com offers consumers choice and peace of mind throughout the automotive lifecycle, while providing its network of accredited dealers and automotive services partners the most efficient way to reach online car buyers and owners. Autobytel.com and its wholly-owned subsidiary, A.I.N. Corporation (CarSmart.com), have a network of over 5,000 dealers nationwide and are the seventh largest generator of automotive sales in the United States, just behind GM, Ford, DaimlerChrysler, Toyota, Honda and Nissan. Autobytel.com has been ranked #1 in Dealer Satisfaction with Online Buying Services for three years in a row by J.D. Power and Associates.1 Autobytel.com's low-cost, no-haggle car-buying program is available in the U.S., Canada (www.autobytel.ca), the United Kingdom (www.autobytel.co.uk), Sweden (www.autobytel.se), Japan (www.autobytel-japan.com), and Australia (www.autobytel.com.au). Headquartered in Irvine, California, Autobytel.com is recognized as the company that transformed the $1 trillion new car industry when it invented online car buying.


--------------
(1) J.D. Power and Associates 1998 - 2000 Dealer Satisfaction With Online Buying Services Studies(SM). 2000 study conducted among dealership Internet specialists who completed 2,144 evaluations of individual services. www.jdpower.com.

---------------
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause Autobytel.com's actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, and other matters disclosed in Autobytel.com's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the Company's annual report on Form 10-K for the year ended December 31, 1999, and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's stock.


                                      # # #

                               AUTOBYTEL.COM INC.

                           CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)

                                                      December 31,    December 31,
                                                          2000            1999
                                                      ------------    ------------
                                     ASSETS

Current assets:
    Cash and cash equivalents                           $ 81,945        $85,457
    Accounts receivable, net                               6,638          4,593
    Other current assets                                   3,457          2,819
                                                        --------        -------
      Total current assets                                92,040         92,869
Property and equipment, net                                2,537          1,630
Capitalized software, net                                  3,338             --
Goodwill, net                                             23,755             10
Other assets                                               2,451            363
                                                        --------        -------
      Total assets                                      $124,121        $94,872
                                                        ========        =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses               $ 17,347        $11,049
    Deferred revenues                                      6,360          6,147
    Other current liabilities                                368            917
                                                        --------        -------
      Total current liabilities                           24,075         18,113

Other liabilities                                             47             53
                                                        --------        -------
      Total liabilities                                   24,122         18,166

Minority interest                                          8,193             --
Total stockholders' equity                                91,806         76,706
                                                        --------        -------
      Total liabilities and stockholders' equity        $124,121        $94,872
                                                        ========        =======

                               AUTOBYTEL.COM INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (Amounts in thousands, except share and per share data)

                                                   Three Months Ended                     Year Ended
                                                      December 31,                       December 31,
                                              -----------------------------     -----------------------------
                                                 2000              1999             2000             1999
                                              ------------     ------------     ------------     ------------
Revenues
    Program fees                              $     13,826     $     10,617     $     54,043     $     35,791
    Other related products and services              2,983            1,821           12,489            4,507
                                              ------------     ------------     ------------     ------------
                                                    16,809           12,438           66,532           40,298
                                              ------------     ------------     ------------     ------------

Operating expenses:
    Sales and marketing                             14,526           12,143           64,897           44,176
    Product and technology development               4,788            4,464           22,847           14,262
    General and administrative                       3,826            2,054           13,797            8,595
                                              ------------     ------------     ------------     ------------
        Total operating expenses                    23,140           18,661          101,541           67,033
                                              ------------     ------------     ------------     ------------

    Loss from operations                            (6,331)          (6,223)         (35,009)         (26,735)

Interest income (expense), net                       1,416            1,378            6,114            3,922
Foreign currency exchange gain (loss)                1,656               (1)            (103)              (6)
Other income (expense), net                              9              (59)               9             (448)
                                              ------------     ------------     ------------     ------------
    Loss before provision for income taxes          (3,250)          (4,905)         (28,989)         (23,267)

Provision for income taxes                              --               (1)              42               53
                                              ------------     ------------     ------------     ------------
    Net loss                                  $     (3,250)    $     (4,904)    $    (29,031)    $    (23,320)
                                              ============     ============     ============     ============
Basic and diluted net loss per share          $      (0.16)    $      (0.27)    $      (1.45)    $      (1.48)
                                              ============     ============     ============     ============
Shares used in computing basic and diluted
    net loss per share                          20,336,083       18,158,047       20,047,173       15,766,406
                                              ============     ============     ============     ============